                                                                    EXHIBIT 4.30

CONFORMED COPY

                                Dated 8 May 2007

     (1)  RANDGOLD RESOURCES LIMITED as the Guarantor

     (2)  N M ROTHSCHILD & SONS LIMITED as the Security Trustee

                         DEED OF GUARANTEE AND INDEMNITY

                          [MAYER BROWN ROWE & MAW LOGO]
                                     LONDON

                                                                   RRL Guarantee

                                    CONTENTS

CLAUSE                                                                      PAGE
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SCHEDULES

     THIS DEED OF GUARANTEE AND INDEMNITY (this "DEED"), dated 8 May 2007 between:

     (1)  RANDGOLD RESOURCES LIMITED, a company incorporated under the laws of
          Jersey (registered number 62686) whose registered office is at La
          Motte Chambers, La Motte Street, St. Helier JE1 1BJ (the "GUARANTOR");
          and

     (2)  N M ROTHSCHILD & SONS LIMITED (with its successors and assigns, the
          "Security Trustee").

     BACKGROUND:

     (A)  By a revolving credit facility agreement (the "FACILITIES AGREEMENT")
          dated on or about the date of this Deed and made between (1) Randgold
          Resources (Somilo) Limited as borrower (2) Randgold Resources Limited as a guarantor (3) various banks and other financial institutions as lenders (4) N M Rothschild & Sons Limited as the mandated lead arranger and (5) N M Rothschild & Sons Limited, in its capacity as agent and security trustee for the Lenders, the Lenders have made available a loan facility of U.S.$60,000,000 to the Borrower on the terms and conditions set out therein.

     (B)  As a condition of the facilities referred to in Background A, the
          Guarantor is required to enter into this Deed as security for the payment and discharge of the Obligations of the Borrower and each RRL
          Group Company.

     (C)  This document is the deed of the Guarantor, even if it has not been duly executed by the Security Trustee or has been duly executed by the
          Security Trustee but not as a deed.

     THIS DEED WITNESSES that:

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINED TERMS

     In this Deed (including the Background Statements):

     "BORROWER" means Randgold Resources (Somilo) Limited.

     "COMMITMENT" means, relative to any Lender, such Lender's obligation to make and to maintain its Loans, in each case pursuant to the terms and subject to the conditions of the Facilities Agreement.

     "DEMAND" has the meaning given to that term in Clause 2.1 (Irrevocable and unconditional guarantee).

     "GUARANTEED LIABILITIES" has the meaning given to that term in Clause 2.2
     (Guaranteed Liabilities).

     "INTEREST RATE" means the rate set forth in Clause 3.4 (Post-Maturity Rate)
     of the Facilities Agreement.

     "LENDERS" has the meaning given to that term in the Facilities Agreement.

     "OBLIGATIONS" means, with respect to each RRL Group Company, all obligations of such RRL Group Company with respect to the repayment or performance of all obligations (monetary or otherwise) of such RRL Group
     Company arising under or in connection with the Facilities Agreement and each other Finance Document and where the term "OBLIGATIONS" is used without reference to a particular RRL Group Company, such term means the
     Obligations of all RRL Group Companies.

     "RRL GROUP COMPANIES" has the meaning given to that term in the Facilities
     Agreement and includes the Guarantor, and "RRL GROUP COMPANY" means any of them.

1.2  CONTENTS AND HEADINGS

     The contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Deed.

1.3  REFERENCES

     In this Deed, unless the context requires otherwise, any reference to:

     (a)  the SECURITY TRUSTEE, the GUARANTOR, the BORROWER, an RRL GROUP
          COMPANY or a FINANCE PARTY, respectively, includes its successors in title and assigns and this Deed shall be enforceable notwithstanding any change in the constitution of the Security Trustee, its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person;

     (b)  a PARTY or the PARTIES is to a party or the parties (as the case may
          be) to this Deed;

     (c)  the BACKGROUND is to the relevant statement about the background to this Deed made above, a CLAUSE or SCHEDULE is to a clause of or a schedule to this Deed (as the case may be) and references made in a
          Schedule to PARAGRAPHS are to paragraphs of that Schedule;

     (d)  "THIS DEED" includes the Schedules, which form part of this Deed for all purposes;

     (e)  a STATUTE or STATUTORY PROVISIONS includes any consolidation, re-enactment, modification or replacement of the same and any subordinate legislation in force under the same from time to time;

     (f)  the masculine, feminine or neuter GENDER respectively includes the other genders, references to the singular include the plural (and vice versa) and references to persons include firms, corporations and unincorporated associations, government, state or agency of state, any association or partnership or joint venture (whether or not having a separate legal personality);

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     (g)  a DOCUMENT is to that document as varied, supplemented or replaced from time to time;

     (h)  a RIGHT includes any estate, interest, claim or other right of any kind, both present and future;

     (i)  the provision of CASH COVER is to the provision to the Security
          Trustee of an amount in cash equal to the Security Trustee's reasonable market estimate of the maximum possible aggregate amount which the Guarantor or any RRL Group Company may at any time become liable to pay to the Security Trustee in respect of the relevant contingent liabilities; and

     (j)  "THIS GUARANTEE" is to this Deed and includes each separate or independent stipulation or agreement in this Deed.

1.4  FINANCE DOCUMENT

     This Deed is a Guarantee for the purposes of Clause 11.1 (Appointment) of the Facilities Agreement. In addition both parties acknowledge that this
     Deed is a Finance Document.

1.5  WORDS AND EXPRESSIONS NOT DEFINED

     Words and expressions used in this Deed but not defined herein shall have the meanings given to them in the Facilities Agreement.

1.6  INCONSISTENCY

     If there is any inconsistency between the terms of this Deed and the terms of the Facilities Agreement, the parties agree that the terms of the
     Facilities Agreement shall prevail.

2.   GUARANTEE

2.1  IRREVOCABLE AND UNCONDITIONAL GUARANTEE

     In consideration of the Security Trustee and the other Finance Parties entering into the Facilities Agreement and the other Finance Documents, the
     Guarantor irrevocably and unconditionally guarantees on the Security
     Trustee's written demand (a "DEMAND") to pay or discharge as and when the same become due and payable, or (in the case of contingent liabilities
     (including any contingent liability in connection with Risk Management
     Agreements) outstanding at any time when a Default has occurred and is continuing) provide cash cover (in an amount equal to such amount as the
     Security Trustee may demand but not more than the excess of (a) the
     Security Trustee's reasonable market determination of the amount of the relevant contingent liability, less (b) any other cash cover for such contingent liability then provided pursuant to any other Finance Document)
     for, the Guaranteed Liabilities or, as the case may be, such part of them as is specified in the Demand.

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2.2  GUARANTEED LIABILITIES

     In this Deed, the "GUARANTEED LIABILITIES" means all moneys or liabilities due or owing by any RRL Group Company to any Finance Party:

     (a)  under the Finance Documents or any current or other account or in any such manner;

     (b)  in respect of liabilities incurred under or in respect of foreign exchange transactions, interest rate swap agreements, other agreements or arrangements entered into by the Lenders or the Security Trustee for the purpose of limiting any RRL Group Company's currency or interest rate exposure under any Risk Management Agreements;

     (c)  in respect of money or liabilities due or owing or incurred in sterling or any other currency, alone or jointly with others as principal or surety; and

     (d)  in respect of moneys or liabilities originally owing or incurred to the Finance Parties and those purchased or otherwise acquired by the
          Finance Parties,

     together with, in each such case, interest, commission and bank fees and charges applicable thereto. Such interest shall be calculated to the date of payment (as well after as before any Demand or judgment) at the Interest
     Rate and to be compounded at such intervals as the Security Trustee shall determine, acting reasonably.

2.3  LIQUIDATION OF ANY RRL GROUP COMPANY

     In the event of the liquidation of any RRL Group Company which is obligated in respect of any Guaranteed Liability and notwithstanding such liquidation, the guarantee set forth in this Clause 2 (Guarantees) shall extend to cover all Guaranteed Liabilities which would have been owing to the Security Trustee by such RRL Group Company if such liquidation had commenced when the Security Trustee received actual notice of it.

2.4  STATEMENT OF ACCOUNT OF RRL GROUP COMPANIES

     Any statement of account of any RRL Group Company, signed as correct by the
     Security Trustee, shall be conclusive evidence as against the Guarantor of the amount of the Guaranteed Liabilities owning by such RRL Group Company.

3.   CONTINUING SECURITY

3.1  GUARANTEE AS CONTINUING SECURITY

     This Deed is a continuing security and shall secure the ultimate balance of the Guaranteed Liabilities notwithstanding any intermediate payment or discharge of all or part of the Guaranteed Liabilities to the Security
     Trustee or any other Finance Party and also notwithstanding the liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any RRL Group Company, any change in the constitution, name or style of any RRL Group Company, or any other event, matter or thing.

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3.2  GUARANTEE ADDITIONAL TO ANY OTHER RIGHTS

     This Deed is in addition to (and shall not merge with, otherwise prejudice or affect or be prejudiced or affected by) any other right, remedy, guarantee, indemnity or lien which may be or have been created in favour of the Security Trustee in respect of the Guaranteed Liabilities. Accordingly, this Deed may be enforced notwithstanding the existence or invalidity of all or any of the same and also notwithstanding the Security Trustee at any time exchanging, releasing, varying, abstaining from perfecting or enforcing or otherwise dealing or omitting to deal with all or any of the same.

3.3  ENFORCEMENT

     The Security Trustee shall not be obliged to make any claim or demand on any RRL Group Company or to resort to any bill, note, right, remedy, guarantee, indemnity or lien or other means of payment from time to time held by or available to it before enforcing this Deed nor shall the
     Security Trustee be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any of the same.

3.4  LIABILITY

     The liability of the Guarantor under this Deed shall not be discharged, reduced, impaired or affected by:

     (a)  any present or future bill of exchange, note, right, remedy, guarantee, indemnity or lien held by or available to the Security
          Trustee, being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Trustee from time to time exchanging, releasing, varying, abstaining from perfecting or enforcing or otherwise dealing or omitting to deal with all or any of the same;

     (b)  the Security Trustee compounding with, discharging, releasing or varying the liability of or granting any time, indulgence or concession to any RRL Group Company or any other person or renewing, determining, varying or increasing any bill, promissory note or other negotiable instrument, accommodation, facility or transaction in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any RRL Group Company or any other person;

     (c)  any act or omission which would not have discharged, impaired or affected the liability of the Guarantor had it been primary obligor instead of guarantor or by anything done or omitted which but for this provision might operate to discharge, reduce, impair or affect that liability; or

     (d)  any termination, amendment, variation, novation of, or supplement to, any of the Finance Documents to which any RRL Group Company is a party.

3.5  SUSPENSE ACCOUNT

     If any RRL Group Company or the Guarantor is wound up, goes into liquidation, becomes bankrupt or makes any composition or arrangement with its creditors,

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     neither the existence of the guarantee or indemnity contained in this Deed, the rights of the Security Trustee pursuant to Clause 9 (The Security
     Trustee's powers) hereof, nor any monies received or recovered by the
     Security Trustee, shall impair the right of the Security Trustee to prove in such winding up, liquidation, bankruptcy, composition or arrangement for the total amount due from any RRL Group Company or the Guarantor and, to this end or so as to preserve intact the obligations of any person answerable for any part of such total amount, the Security Trustee may at any time and after any such event takes place and, for so long as the
     Security Trustee thinks fit prior to satisfaction in full of the
     Guarantor's obligations under this Deed, keep any monies received or recovered under this Deed in a separate or suspense account, in such name as the Security Trustee thinks fit, without any intermediate obligation on the part of the Security Trustee to apply the same in or towards discharge of any part of such total amount.

4.   INVALIDITY

     If anything (including any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of any RRL Group Company, legal or other limitation, disability, incapacity or change in constitution of any RRL Group Company)
     causes any purported obligation or liability of any RRL Group Company which would have been the subject of this Deed had such obligation or liability been valid and enforceable to be or become invalid or unenforceable against any RRL Group Company on any ground whatsoever whether or not known to the
     Security Trustee or any other Finance Party, then the Guarantor shall nevertheless be liable to the Security Trustee in respect of that purported obligation or liability as if it were the primary obligation or liability of the Guarantor. The Guarantor shall indemnify, subject to applicable law, and keep indemnified the Security Trustee on demand against any losses, liabilities, costs and expenses resulting from the failure of any RRL Group
     Company to observe any such purported obligation or liability, save and except for any such losses, liabilities, costs and expenses arising from the gross negligence or wilful misconduct of the Security Trustee.

5.   RELEASES CONDITIONAL

5.1  RELEASES MADE BY THE SECURITY TRUSTEE

     Any release, settlement, discharge, re-assignment or arrangement (in this
     Clause 5 (Releases Conditional), a "RELEASE") given or made by the Security
     Trustee on the faith of any assurance, security or payment shall be conditional upon that assurance, security or payment not being avoided, reduced or ordered to be repaid under any enactment relating to liquidation, bankruptcy or insolvency of any RRL Group Company or any other person. If such avoidance or reduction occurs or such order is made, the release given by the Security Trustee shall not prejudice the right of the
     Security Trustee to enforce this guarantee in respect of the Guaranteed
     Liabilities and as between the Guarantor and the Security Trustee this Deed
     (notwithstanding the release) shall be deemed to have remained at all times held by the Security Trustee as a guarantee for the Guaranteed Liabilities as if such release had not been made.

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5.2  RETENTION OF DEED

     The Security Trustee may in its absolute discretion retain all or part of this Deed as a guarantee for the Guaranteed Liabilities for a period of 25 months after the Guaranteed Liabilities shall have been paid and discharged in full. If at any time within that period of 25 months a petition is presented to a competent court for a winding-up or administration order to be made in respect of any RRL Group Company or steps are taken to wind up any RRL Group Company voluntarily, then the Security Trustee may continue to retain all or part of this Deed for such further period as the Security
     Trustee in its absolute discretion shall determine.

6.   REPRESENTATIONS AND WARRANTIES

6.1  ACKNOWLEDGEMENT OF SECURITY TRUSTEE'S RELIANCE

     The Guarantor represents and warrants to the Security Trustee as set out in
     Schedule 1 (Representations and Warranties). The Guarantor acknowledges that the Security Trustee relies on the representations and warranties set out in that schedule in entering into this Deed.

6.2  REPETITION

     The Guarantor shall be deemed to repeat those representations and warranties on each day on which any of the Guaranteed Liabilities remain outstanding with reference to the facts and circumstances existing on that day.

7.   UNDERTAKINGS

7.1  SPECIFIC UNDERTAKINGS

     In fulfilling its obligations hereunder, and without limiting any of its other obligations under this Deed, the Guarantor hereby irrevocably and unconditionally undertakes to the Security Trustee and agrees at all times to perform and comply with (as if it were named as the relevant obliged party therein), and to procure that any RRL Group Company performs and complies with, all of the obligations of it contained in the Facilities
     Agreement.

7.2  CONTROL

     The Guarantor will exercise control over any RRL Group Company (whether through the voting of shares issued by any RRL Group Company and directly or indirectly held by the Guarantor or its affiliates, by the appointment of directors to the board of directors of any RRL Group Company or otherwise), and will make available to any RRL Group Company any necessary support (whether by way of the provision of personnel, expertise, know-how, intellectual property, professional or managerial services, equipment, plant, technology, finance or otherwise).

7.3  CHANGE IN CONTROL

     (a)  The Guarantor agrees with the Security Trustee, for the benefit of each Finance Party that (notwithstanding the provisions of Clause 3.1
          (Guarantee as continuing security)), at all times until all
          Commitments have been

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          terminated and all Obligations have been paid and performed in full, it will (a) continue to directly own (and to have sole power to vote and dispose of), free and clear of all liens (other than those granted in favour of the Finance Parties pursuant to the RRL Share Charge) not less than one hundred percent (100%) of the share capital (however designated) of the Borrower, and (b) cause and procure the Borrower to continue to directly own (and to have sole power to vote and dispose
          of) free and clear of all liens (other than those granted in favour of the Finance Parties pursuant to the RRL (Somilo) Share Charge) not less than eighty percent (80%) of the share capital (however designated) of Loulo S.A..

     (b)  The Guarantor agrees with the Security Trustee, for the benefit of each Lender that (notwithstanding the provisions of Clause 3.1
          (Guarantee as continuing security)), at all times until all
          Commitments have been terminated and all Obligations have been paid and performed in full, it will (without prejudice to any provision of the MIJL Share Charge) continue to directly own (and to have sole power to vote and dispose of), free and clear of all liens (other than those granted in favour of the Lenders pursuant to the MIJL Share
          Charge) not less than one hundred percent (100%) of the share capital
          (however designated) of MIJL which shall itself in turn continue to hold not less than fifty percent (50%) of the share capital (however designated) of Morila Limited which shall itself in turn continue to hold not less than eighty (80%) of the share capital (however designated) of Societe des Mines de Morila S.A.

7.4  FACILITIES AGREEMENT UNDERTAKINGS

     The undertakings of the Guarantor contained in this Clause 7 (Undertakings)
     and otherwise in this Deed shall be without prejudice to the continued
     effectiveness of any other undertaking or other obligation of the Guarantor contained in the Facilities Agreement or any other Finance Document.

8.   GUARANTOR'S COVENANTS

     The Guarantor covenants with the Security Trustee as set out in Schedule 2
     (Covenants).

9.   THE SECURITY TRUSTEE'S POWERS

     The Security Trustee shall have the powers set out in Schedule 3 (Security
     Trustee's powers).

10.  COSTS AND EXPENSES

     The Guarantor covenants with the Security Trustee to indemnify the Security
     Trustee fully on demand against all reasonable costs and expenses and against all liabilities, claims, demands, actions or proceedings of any kind properly incurred by (or made or brought against) the Security Trustee
     (or any manager or agent appointed by the Security Trustee):

     (a)  in connection with the negotiation, preparation, execution and registration of this Deed;

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     (b)  as a result of any failure by the Guarantor to perform any of its obligations under this Deed; or

     (c)  in the exercise or contemplation of any of the powers or rights conferred by this Deed or by any other lien granted (whether by the
          Guarantor or any third party) in respect of all or part of the
          Guaranteed Liabilities;

     together in each case with interest calculated on a daily basis from the date the same is incurred or becomes payable by the Security Trustee at the
     Interest Rate, such interest being compounded at such intervals as the
     Security Trustee shall determine, acting reasonably.

11.  PAYMENTS; NO DEDUCTIONS

11.1 SECURITY TRUSTEE'S ACCOUNT

     All payments to be made by the Guarantor under this Deed shall be paid to the Security Trustee's account at such office or bank as it may notify the
     Guarantor from time to time in immediately available funds denominated in the relevant currency.

11.2 NO DEDUCTIONS

     All payments made or to be made by the Guarantor under this Deed shall be made in full without any deduction, withholding, set-off or counterclaim on account of any taxes or of any claim that the Guarantor or any other RRL
     Group Company may have against the Security Trustee or any other Finance
     Party.

11.3 DEDUCTIONS WHERE COMPELLED BY LAW

     If the Guarantor is compelled by law to make any deduction or withholding, then it shall account for the same to the relevant authority as and when required by law, shall pay to the Security Trustee all necessary additional amounts to ensure receipt and retention (free from any liability) by the
     Security Trustee of the full amount which it would have received had the payment not been subject to the deduction or withholding and shall promptly provide to the Security Trustee a certificate of deduction and such tax receipts and other documents as the Security Trustee may require.

11.4 MITIGATION

     Clauses 4.5 (Taxes) and 4.6 (Mitigation) of the Facilities Agreement are
     hereby incorporated by reference as if set out in their entirety herein, with all necessary consequential changes.

12.  FACILITIES AGREEMENT PROVISIONS

     The Facilities Agreement contains various provisions which purport to apply to the Finance Documents. Each of those provisions including Clauses 11
     (The Agent and the MLA), 12 (General Payment Provisions and Set-off), 13.1
     (Waivers, Amendments, etc), 13.2 (Notices), 13.3 (Costs and Expenses), 13.4
     (Indemnification), 13.6 (Severability), 13.7 (Headings), 13.8
     (Counterparts, Effectiveness, etc), 13.10 (Assignment and Transfers by the
     Borrower), 13.11 (Assignment and Transfers by the

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     Lenders), 13.12 (Other Transactions), 13.13 (Confidentiality), 13.14 (Forum
     Selection and Consent to Jurisdiction) and 13.15 (Entire Agreement) shall apply to this Deed as if they were set out in full.

13.  AMENDMENTS, WAIVERS AND RIGHTS

13.1 AMENDMENTS AND VARIATIONS

     No amendment or variation of the terms of this Deed shall be effective unless it is made or confirmed in a written document signed by both parties.

13.2 NO RELEASE OR WAIVER

     No delay in exercising or non-exercise by the Security Trustee of any of its rights, powers or remedies provided by law or under or in connection with this Deed shall impair such rights, powers or remedies or operate as a waiver or release of that right. Any waiver or release must be specifically granted in writing signed by an authorised signatory of the Security
     Trustee and shall:

     (a)  be confined to the specific circumstances in which it is given;

     (b)  not affect any other enforcement of the same or any other right; and

     (c)  except to the extent set forth therein, be revocable at any time in writing.

13.3 CUMULATIVE RIGHTS AND REMEDIES

     The rights and remedies of the Security Trustee under this Deed are cumulative and not exclusive of any rights or remedies of the Security
     Trustee under the general law. The Security Trustee may exercise each of its rights as often as it thinks necessary.

13.4 NON-EXERCISE OF RIGHTS

     The Security Trustee shall be under no duty of any kind to the Guarantor in respect of the exercise or non-exercise of any of its rights under this
     Deed. The Guarantor shall not rely on such exercise or non-exercise in any way.

14.  ASSIGNMENT

14.1 GUARANTOR'S RIGHTS OF DISPOSITION

     The Guarantor shall not be entitled to assign and/or transfer all or any of its rights, benefits and obligations under this Deed except with the consent of the Security Trustee.

14.2 SECURITY TRUSTEE'S RIGHTS OF DISPOSITION

     The right of the Security Trustee to assign, or otherwise dispose of, any rights, benefits or interest in this Deed is subject to the provisions of the Facilities Agreement.

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15.  THIRD PARTY RIGHTS

     The terms of this Deed may be enforced only by a party to it and shall not create any rights in favour of any third parties (other than the Finance
     Parties) whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise. Notwithstanding any provision of this Deed, the parties do not require the consent of any third party to rescind or vary this Deed at any time.

16.  LAW

     This Debenture is governed by, and shall be construed in accordance with,
     English law.

The parties have shown their acceptance of the terms of this Deed by executing it, in the case of the Guarantor, as a deed at the end of the Schedules.

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                                   SCHEDULE 1
                         REPRESENTATIONS AND WARRANTIES

1.   VALIDITY

1.1  INCORPORATION AND CAPACITY

     The Guarantor is duly incorporated and is a validly existing company under the laws of its place of incorporation, has the capacity to sue or to be sued in its own name and has power to carry on its business as now being conducted and to own its property and other assets.

1.2  POWER AND AUTHORITY

     The Guarantor has full power and authority to execute, deliver and perform its obligations under this Deed and no limitation on the powers of the
     Guarantor will be exceeded as a result of the Guarantor entering into this
     Deed.

1.3  OBLIGATIONS: LEGAL, VALID AND BINDING

     This Deed constitutes (or will upon due execution constitute) legal, valid and binding obligations of the Guarantor enforceable in accordance with its terms.

2.   APPROVALS AND AUTHORISATIONS

     All governmental and other approvals and authorisations required (or in the
     Security Trustee's opinion desirable) in relation to the making, performance, validity and enforceability of this Deed and the transactions contemplated by it have been obtained and are in full force and effect.

3.   NO CURRENT LIEN

     Other than as expressly permitted by the Finance Documents, no lien exists over all or any of the Guarantor's present or future assets and the execution or performance of this Deed by the Guarantor will not create, or oblige the Guarantor to create, any such lien.

4.   LITIGATION

     There is no pending or, to the knowledge of the Guarantor, threatened litigation, arbitration, employment dispute or governmental investigation or proceeding against the Guarantor or to which any of its business, operations, properties, assets, revenues or prospects is subject which could reasonably be expected to have a Materially Adverse Effect.

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5.   ACCURACY OF SUPPLIED INFORMATION

5.1  ACCURACY OF WRITTEN INFORMATION

     The written information which has been supplied by or on behalf of the
     Guarantor to the Security Trustee in connection with this Deed is true and accurate in all respects.

5.2  FULL DISCLOSURE

     There is no matter of which the Guarantor is (or ought on reasonable enquiry to be) aware which has not been fully disclosed in writing by or on behalf of the Guarantor to the Security Trustee and which would or might adversely affect the ability of the Guarantor to comply with its obligations under this Deed.

6.   BENEFIT OF SECURITY

     The Guarantor has not taken or received the benefit of any lien from the
     Borrower, any RRL Group Company or any other person in respect of its liabilities under this Deed.

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                                   SCHEDULE 2
                                    COVENANTS

1.   BUSINESS AND CONTRACTS

1.1  ALTERATION OF BUSINESS

     The Guarantor shall not without the prior written consent of the Security
     Trustee alter its business from that which the Guarantor is carrying on at the date of this Deed.

1.2  OTHER OBLIGATIONS

     The Guarantor shall ensure that its obligations under this Deed rank at least pari passu with all of its other unsecured and unsubordinated obligations (whether actual or contingent).

2.   THE GUARANTOR AND THE LENDER

2.1  WAIVER OF RIGHTS

     Until the Guaranteed Liabilities have been finally paid and satisfied in full (and notwithstanding payment of a dividend in any liquidation or bankruptcy or under any compromise or arrangement), the Guarantor covenants with the Security Trustee as follows:

     (a)  to waive all rights of subrogation, reimbursement and indemnity which it may have against any RRL Group Company; and

     (b)  not to take any step to enforce any right against any RRL Group
          Company, any other guarantor, any co-guarantor or any other person liable in respect of the Guaranteed Liabilities and in particular (but without limitation) not to:

          (i)   demand, accept, negotiate, assign, charge or otherwise dispose of:

               (A)  any moneys, obligations or liabilities from time to time due or owing to the Guarantor; or

               (B)  any promissory note, bill of exchange, guarantee, indemnity, mortgage, charge or other security held by the Guarantor
                    from any RRL Group Company, from any other guarantor or from any co-guarantor;

          (ii)  claim any set-off or counter-claim against the same;

          (iii) prove in competition with the Security Trustee in the liquidation of any RRL Group Company, any other guarantor or any co-guarantor; or

          (iv)  have the benefit of or share in any payment or composition from the same or in any other guarantee, indemnity or lien from time to time held by the Security Trustee for any of the Guaranteed
                Liabilities.

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2.2  FURTHER COVENANT BY THE GUARANTOR

     If the Guarantor shall have any right of proof in the liquidation of any
     RRL Group Company in respect of any matters unconnected with this Deed or any right of contribution from a co-guarantor, the Guarantor (if requested by the Security Trustee) shall exercise such rights on behalf of the
     Security Trustee and shall hold any dividend or moneys received in respect of the same on trust for the Security Trustee.

2.3  MONEYS HELD ON TRUST

     Any moneys from time to time held on trust by the Guarantor for the
     Security Trustee shall be transferred, assigned or, as the case may be, paid to the Security Trustee promptly following the Security Trustee's demand.

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                                   SCHEDULE 3
                            SECURITY TRUSTEE'S POWERS

1.   SUSPENSE ACCOUNT

     Any moneys received by the Security Trustee under this Deed may, at the discretion of the Security Trustee, be placed in a suspense account and kept there for so long as the Security Trustee thinks fit.

2.   THE GUARANTOR'S ACCOUNTS

2.1  DEALINGS WITH SECURITY TRUSTEE'S ACCOUNTS

     The Security Trustee may at any time (without prior notice or demand to the
     Guarantor or any RRL Group Company and notwithstanding any settlement of account or any other matter or thing):

     (a)  combine or consolidate all or any of the Guarantor's then-existing accounts with the Security Trustee (including accounts in the name of the Security Trustee or the Guarantor alone or jointly with others)
          irrespective of the type of account or the place in which it is held;
          and

     (b)  set off or transfer any sum standing to the credit of any one or more such accounts in or towards the payment, discharge or provision of cash cover for the Guaranteed Liabilities.

     For these purposes the Security Trustee may effect such currency exchanges as in its opinion are appropriate to implement the same.

2.2  NEW ACCOUNTS

     The Security Trustee may at any time open a new account or accounts for the
     Guarantor. If the Security Trustee does not open such a new account, it shall nevertheless be treated as if it had done so at the time when the guarantee ceases to be continuing for any reason whatsoever or the Security
     Trustee makes a Demand or makes a demand under any lien held by it for the obligations of any RRL Group Company. As from that time, all payments made to the Security Trustee for any RRL Group Company's account shall be credited (or be treated as having been credited) to the new account and no such payment shall operate to reduce the indebtedness or liability of the
     Guarantor under this Deed.

3.   LIEN

     Until the Guaranteed Liabilities have been finally paid and satisfied in full, the Security Trustee shall have a lien on all property and assets of the Guarantor from time to time in the Security Trustee's possession and a charge over all stocks, shares and marketable securities from time to time registered in the name of the Security Trustee or its respective nominees whether such possession or registration is for safe custody or otherwise.

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EXECUTION:

THE GUARANTOR

SIGNED as a deed by Roger Williams,           )  Roger Williams
Director, duly authorised for and on behalf   )
of RANDGOLD RESOURCES LIMITED                 )

THE SECURITY TRUSTEE

SIGNED by Christopher Coleman and             )  Christopher Coleman
Alan Park, duly authorised for and on         )
behalf of N M ROTHSCHILD & SONS               )  Alan Park
LIMITED

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